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                                                                    Exhibit 99.1

                             CEDAR INCOME FUND, LTD.
                          44 South Bayles Avenue, #304
                         Port Washington, New York 11050

                                                      Contact:  Leo S. Ullman
                                                                President
                                                                (516) 767-6492

FOR IMMEDIATE RELEASE
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CEDAR INCOME FUND SHAREHOLDER INVESTS ADDITIONAL $3 MILLION;
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RICHARD HOMBURG ELECTED DIRECTOR
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Port Washington, New York - December 27, 2002 - Cedar Income Fund, Ltd., a real estate investment trust listed on the NASDAQ Small Cap Market (the "Company"), today announced that Homburg Invest USA Inc. ("Homburg USA"), a wholly-owned U.S. subsidiary of Homburg Invest Inc., a real estate company listed on the Toronto (Canada) Stock Exchange has purchased for $3 million, 3,300 preferred units at $909.09 with a par value of $1,000 each, of Cedar Income Fund Partnership, L.P., the Operating Partnership of which the Company is the sole managing general partner. On or shortly after January 1, 2003, 552 of such preferred units will be converted to 138,000 shares of common stock of the Company. At the next annual meeting of shareholders, the Company will seek shareholder approval to issue 137,000 shares of additional common stock at $3.6363 per share, at which time another 548 preferred units would be converted by Homburg USA in exchange for the newly-approved common stock. Also at that meeting, the Company will seek shareholder approval to have the remaining 2,200 preferred units owned by Homburg USA become ultimately convertible into stock of the Company (upon thirty days' notice at $4.0909 per share). The Operating Partnership may at any time redeem the preferred units upon sixty days' notice at 120% of par value.

Upon completion of these transactions, if approved by shareholders (it is expected that affiliates of Homburg USA and Cedar Bay Company will vote their shares in favor of the approval of the arrangements), Homburg USA will own 275,000 shares of new common stock in addition to the 150,000 shares already owned by Homburg Invest Inc., which are expected to be transferred to Homburg USA, or approximately 43% of the common shares outstanding, assuming no additional shares are sold, no additional units of the Operating Partnership are converted and no options or warrants are exercised. If all conversion rights available to option, warrant and unit holders were exercised, Homburg Invest would own approximately 26% of all shares outstanding.

In accordance with a certain "standstill" agreement entered into by the Company and affiliates of Homburg USA, Homburg USA will have a continuing right to purchase and hold up to 29.9% of the Company's voting stock in the event that dilution from any source reduces its ownership interest below 29.9%.

Richard Homburg (53), who is Chairman and CEO of Homburg Invest Inc. and of Homburg USA Inc., was elected to the Board of Directors of the Company, to hold such position until the next Annual Meeting of Shareholders, at which time he will stand for election by the shareholders for a full term. He joins Frank Matheson, who is CEO of Homburg Canada Incorporated, as members of the Board representing Homburg Invest Inc. and Homburg USA. Mr. Homburg is a Canadian citizen, resident in the Netherlands and Canada, and until November 2002, was Chairman and Chief Executive Officer of Uni-Invest N.V., a publicly-traded real estate fund organized in the Netherlands and listed on the Amsterdam Stock Exchange. Uni-Invest N.V., of which Mr. Homburg acquired control in 1991, grew from approximately $90 million in assets in 1991 to an asset value of approximately $2 billion in 2002. Mr. Homburg sold his shares in Uni-Invest, N.V., including his "control" shares, to a group headed by affiliates of Lehman Brothers in November of 2002.


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Mr. Homburg and his family also control the Homburg Uni-Corp Group of Companies which owns certain commercial, office, retail, warehouse and residential properties in certain western states of the U.S. and Canada.

Mr. Homburg also recently acquired in 2002, control of another publicly-traded company listed on the Amsterdam Stock Exchange (Nederlandse Elevator Maatschappij, N.V.).

In November 5, 1999, the Company and affiliates of Mr. Homburg entered into a Subscription Agreement pursuant to which an affiliate of Mr. Homburg acquired through a private placement, 150,000 shares of common stock of the Company at $4.50 per share. Also in accordance with that Agreement, Mr. Homburg at that time was elected Chairman of the Board of Directors of the Company. Mr. Homburg and his affiliates also at that time entered into a Stockholders' Agreement with Cedar Bay Company agreeing to hold their shares for a period of not less than five years and setting forth certain provisions for the orderly sale or other disposition of shares and other arrangements common to such Stockholders' Agreements. As certain funding by affiliates of Mr. Homburg did not occur, the Company, pursuant to the terms of the Subscription Agreement, upon notice given in August 2000, exercised its right to unwind the entire transaction. Mr. Homburg, at that time, submitted his resignation as Chairman of the Board and the Company bought back 150,000 shares of the Company's common stock from Mr. Homburg's affiliate.

Proceeds of the new equity funding from Homburg USA are expected to be used in part to pay a $2 million payment due in connection with a certain second mortgage financing incurred by the Company for the purchase of the Camp Hill Mall (Camp Hill, PA) acquired by the Company in November 2002. That payment is due on or before April 1, 2003. The remainder of the proceeds is expected to be used to complete the pending purchase of three Giant supermarket-anchored shopping center properties located in Newport, Halifax and New Cumberland, PA and to fund the Company's share of equity in connection with the previously-announced purchase of land and development of an L.A. Fitness facility at Fort Washington, PA.

The foregoing discussions prepared by management of the Company may contain certain forward-looking statements within the meaning of the Securities Acts with respect to the Company's expectations for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the actual results may differ materially from those set forth in such forward-looking statements; the Company can give no assurances that its expectations will in fact be achieved.

Cedar Income Fund, Ltd. is a real estate investment trust administered by Cedar Bay Realty Advisors, Inc., Port Washington, New York. Shares of Cedar Income Fund, Ltd. are traded on the NASDAQ (Small Cap) Stock Market under the symbol "CEDR".